EXHIBIT 10.29

AMENDMENT NO. 3 TO
THE AMENDED AND RESTATED
NEIMAN MARCUS GROUP, INC. DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of January 1, 2008)

Pursuant to the provisions of Article VIII thereof, The Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan (Effective as of January 1, 2008) (the “Plan”) is hereby amended in the following respects only:
FIRST: Section 2-16(a)(1) of the Plan is hereby amended by restatement in its entirety to read as follows:
“(1)    which renders the Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or”
SECOND: Section 7-3 of the Plan is hereby amended by restatement in its entirety to read as follows:
Section 7-3    Death of Participant. If a Participant dies prior to commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the entire vested amount credited to the Participant’s Defined Contribution Account as soon as administratively practicable following the date of the Participant’s death, but no later than ninety (90) days following the date of the Participant’s death. If a Participant dies after commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date of the Participant’s death, but not later than ninety (90) days following the date of the Participant’s death.
IN WITNESS WHEREOF, this Amendment has been executed this 16th day of December, 2010 to be effective as of such date.
THE NEIMAN MARCUS GROUP, INC.

By:    /s Scott M. Seale
Title:    VP, Benefits